Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 10, 2015, except with respect to the second paragraph of the report, as to which the date is April 27, 2015, relating to the financial statements, which appears in Sophiris Bio Inc.'s Current Report on Form 8-K dated April 27, 2015 for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Diego, California

April 27, 2015